EXHIBIT 3.2
ARTICLES OF ORGANIZATION
OF
GOLD ENERGY, LLC
     Pursuant to the North Dakota Limited Liability Company Act, we, the undersigned, do hereby adopt the following Articles of Organization for the purpose of forming a North Dakota limited liability company:
ARTICLE I
NAME
     The name of this limited liability company is Gold Energy, LLC (the “Company”).
ARTICLE II
BUSINESS PURPOSE
     The Company is organized to perform any and all lawful acts pertaining to the management of any lawful business as well as to engage in and to do any lawful act concerning any and all lawful business for which a Limited Liability Company may be organized under the North Dakota Limited Liability Company Act and any amendments thereto.
     The Company shall primarily engage in the development, construction and operation of an ethanol production facility. However, the Company shall not be limited to this scope.
ARTICLE III
PRINCIPAL PLACE OF BUSINESS
     The Company’s principal place of business is located at: 1183 6th Street, Wahpeton, North Dakota 58075.
ARTICLE IV
REGISTERED AGENT
     The Company shall continuously maintain an agent in the State of North Dakota for service of process who is an individual residing in said state. The name and address of the initial registered agent shall be: Les Nesvig, 1183 6th Street, Wahpeton, North Dakota 58075.

ARTICLE V
CONTRIBUTIONS, CAPITAL, AND VALUE
     The total amount of cash contributed to the stated capital of the Company is $1.00. The Company has $1.00 of capital or contributed cash.
     No Member shall be obligated to make any contribution to the Company except those specifically set forth in the Member Control Agreement adopted by the Members of the Company.
ARTICLE VI
MEMBERSHIP
     The Company shall accept the application of new members pursuant to the terms and conditions set forth in the Member Control Agreement.
ARTICLE VII
MANAGEMENT
     The Company’s business and affairs shall be managed by a Board of Governors. For purposes of the Act, the Board of Governors shall be deemed to be the board of managers of the Company, and each governor shall be deemed to be a manager. The name and address of the initial governor is as follows:

NAME	ADDRESS

Les Nesvig	P.O. Box 225, La Moure, ND 58458
     Each director shall serve until such time as specified by the Member Control Agreement.
ARTICLE VIII
SIGNATURES
     IN WITNESS THEREOF, the undersigned has executed these Articles of Organization as of this 9th day of November, 2005.

/s/ Les Nesvig
Les Nesvig, Organizer

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